Filed Pursuant to Rule 424(b)(2)
Registration No. 333-156700

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
	Amount to be	Offering Price	Aggregate Offering	Registration Fee
Title of Each Class of Securities to be Registered	Registered	Per Unit	Price	(1)(2)
Common Stock, par value $0.01 per share	146,031,747	$6.30	$920,000,006.10	$65,596.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, filing fees of $11,752.58 have already been paid with respect to unsold securities that were previously registered pursuant to a registration statement on Form S-3ASR (No. 333-156700), which was filed on January 13, 2009 and for which a prospectus supplement was filed pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, on May 21, 2009. The $11,752.58 registration fee paid in connection with prior filings is being offset against the registration fee due; and $53,843.42 is being paid at this time.

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 13, 2009)

Huntington Bancshares Incorporated

146,031,747 Shares
Common Stock

We are offering to sell 146,031,747 shares of our common stock, par value $0.01 per share, in this offering. We will receive all of the net proceeds from the sale of our common stock. We intend to use the net proceeds, together with other funds, to repurchase all $1.398 billion of the Fixed Rate Cumulative Perpetual Preferred Stock, Series B (which we refer to as “Series B Preferred Stock”), that we issued to the U.S. Department of the Treasury (which we refer to as the “U.S. Treasury”) as part of the U.S. Treasury’s TARP Capital Purchase Program at such time as our banking regulators authorize and the U.S. Treasury formally approves such repurchase. See “Use of Proceeds.” Although we intend to use the net proceeds from this offering and a future debt offering, together with other available funds, to repurchase the Series B Preferred Stock, the consummation of this offering is not conditioned upon the consummation of the debt offering or the repurchase. See “Prospectus Supplement Summary — Future Debt Offering.”

Our common stock is listed and traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “HBAN”. The last reported sale price of our common stock as reported on the Nasdaq on December 13, 2010 was $6.66 per share.

These shares of our common stock will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial price to public	$6.30000	$920,000,006
Underwriting discount	$0.23625	$34,500,000
Proceeds, before expenses, to Huntington	$6.06375	$885,500,006

The underwriters expect to deliver the shares of common stock against payment in New York, New York on December 17, 2010.

Sole Bookrunner
Goldman, Sachs & Co.

Co-Manager
Sandler O’Neill + Partners, L.P.

Prospectus Supplement dated December 13, 2010

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it.

We are not making an offer of the shares of common stock covered by this prospectus supplement in any jurisdiction where the offer is not permitted.

You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus or any free writing prospectus prepared by us is accurate as of any date other than the respective dates thereof.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information” below.

All references in this prospectus supplement to “Huntington,” “we,” “us,” “our” or similar references mean Huntington Bancshares Incorporated and its successors, and include our consolidated subsidiaries where the context so requires.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the investor relations page of our website at www.huntington.com. Except for those SEC filings incorporated by reference in this prospectus supplement, none of the other information on our website is part of this prospectus supplement. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus supplement. Some information contained in this prospectus supplement updates the information incorporated by reference, and information that we file in the future with the SEC will automatically modify, supersede or update this prospectus supplement. In other words, in the case of a conflict or inconsistency between information in this prospectus supplement and/or information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

Statements contained in this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document referred to in this prospectus supplement or the accompanying prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all the provisions of such contract or other document.

In reviewing any agreements incorporated by reference, please remember that they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about Huntington. The agreements may contain representations and warranties by Huntington or other parties, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, those representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

This prospectus supplement incorporates by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering of these securities:

•	Annual Report on Form 10-K for the year ended December 31, 2009 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement filed on February 26, 2010);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2010;

•	Current Reports on Forms 8-K and 8-K/A filed on December 13 (except for the furnished portions), October 26, August 24, July 22 (except for the furnished portions), April 27 (except for the furnished portions), March 9 (except for the furnished portions), January 22 (except for the furnished portions) and January 11, 2010; and

•	The description of our common stock, which is registered under Section 12 of the Securities Exchange Act of 1934, in our Form 8-A filed with the SEC on April 28, 1967, including any subsequently filed amendments and reports updating such description.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

Upon written or oral request, we will provide — at no cost to the requester — a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. You may make a request by writing to the following address or calling the following telephone number:

Jay Gould Sr.
Investor Relations
Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio 43287
Phone: (614) 480-4060

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference herein before making an investment decision.

Huntington Bancshares Incorporated

We are a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through our subsidiaries, including our banking subsidiary, The Huntington National Bank, we provide full-service commercial and consumer banking services, mortgage banking services, equipment leasing, investment management, trust services, brokerage services, customized insurance service program, and other financial products and services. Our over 600 banking offices are located in Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. We also offer retail and commercial financial services online at huntington.com; through our 24-hour telephone bank; and through our network of over 1,300 ATMs. The Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers within our six-state banking franchise area. During 2010, we have continued the expansion of our automobile lending operations eastward, complementing our Eastern Pennsylvania operations with expansion into five New England States. Selected financial service activities are also conducted in other states including: Private Financial offices in Florida, Massachusetts and New York; and Mortgage Banking offices in Maryland and New Jersey. International banking services are available through the headquarters office in Columbus and limited purpose offices located in the Cayman Islands and Hong Kong.

As a registered financial holding company, we are subject to the supervision of the Federal Reserve. We are required to file with the Federal Reserve reports and other information regarding our business operations and the business operations of our subsidiaries.

At September 30, 2010, we had, on a consolidated basis, total assets of approximately $53.2 billion, total deposits of approximately $41.1 billion and total shareholders’ equity of approximately $5.6 billion.

Our principal executive office is located at Huntington Center, 41 South High Street, Columbus, Ohio 43287, telephone number: (614) 480-8300.

Future Debt Offering

We also expect in the future to conduct a separate registered public offering of subordinated debt securities in an aggregate principal amount of $300 million. We intend to undertake the debt offering in order to provide additional parent company liquidity in connection with the proposed repurchase of the Series B Preferred Stock described under “Use of Proceeds” and to further improve our capital ratios. The consummation of the offering of common stock pursuant to this prospectus supplement is not conditioned upon the consummation of the debt offering, and vice versa. There can be no assurance that the anticipated debt offering will be completed. This prospectus supplement is not an offer to sell any such debt securities; any offer to sell such debt securities will be made only by a separate prospectus supplement.

Conflicts of interest

Our affiliate, The Huntington Investment Company, is a member of the Financial Industry Regulatory Authority, Inc. (which we refer to as “FINRA”) and is participating in the distribution of the shares. The distribution arrangements for this offering comply with the requirements of NASD Conduct Rule 2720, as administered by FINRA, regarding a FINRA member’s firm participation in the distribution of securities of an affiliate. In accordance with Rule 2720, no FINRA member firm that has a conflict of interest under Rule 2720 may make sales in this offering to any discretionary account without the prior approval of the customer. Our affiliates, including The Huntington Investment Company, may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the shares in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

The Offering

The following summary of this offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the common stock, please refer to the section of this prospectus supplement entitled “Description of Capital Stock.”

Issuer	Huntington Bancshares Incorporated, a Maryland corporation.

Common Stock Offered	146,031,747 shares of common stock, par value $0.01 per share.

Common Stock to be Outstanding After This Offering(1)	863,263,875 shares of common stock based on 717,232,128 shares of common stock outstanding as of December 10, 2010.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $884.8 million, after deducting estimated expenses and underwriting discounts and commissions. We intend to use the net proceeds, together with the proceeds of our anticipated future debt offering and other funds, to repurchase all $1.398 billion of the Series B Preferred Stock that we issued to the U.S. Department of the Treasury (which we refer to as the “U.S. Treasury”) as part of the U.S. Treasury’s TARP Capital Purchase Program (which we refer to as the “CPP”) at such time as our banking regulators authorize and the U.S. Treasury formally approves such repurchase. We currently anticipate based on discussions with our banking regulators that we will be permitted to repurchase the Series B Preferred Stock following consummation of this offering and the anticipated future debt offering. If the repurchase is not authorized and approved, we will use the net proceeds from this offering for general corporate purposes. While we intend to use the net proceeds from this offering, together with the net proceeds from our anticipated future debt offering and other available funds, to repurchase the Series B Preferred Stock, the consummation of this offering is not conditioned upon the consummation of the debt offering or repurchase.

If the repurchase is completed, we may seek to repurchase the common stock warrant (which we refer to as the “Warrant”) that we issued to the U.S. Treasury as a result of our participation in the CPP at a price to be negotiated with the U.S. Treasury. There can be no assurance that we will be authorized and approved to repurchase the Series B Preferred Stock or that we will repurchase the Warrant. See “Risk Factors — There can be no assurance as to if or when the Series B Preferred Stock will be repurchased.”

Risk Factors	An investment in our common stock is subject to risks. Please refer to “Risk Factors” and other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in shares of our common stock.

Market and Trading Symbol for our Common Stock	Our common stock is listed and traded on the Nasdaq under the symbol “HBAN”.

(1)	The number of shares of common stock outstanding excludes treasury shares, shares reserved for issuance upon exercise of outstanding options or warrants or conversion of convertible securities and shares available for issuance under employee benefit plans.

RISK FACTORS

An investment in shares of our common stock is subject to certain risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. Before you decide to invest in our common stock, you should consider the risk factors below relating to the offering as well as the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as supplemented by our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2010 and in the other documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

Risks Related to the Offering

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

The trading price of our common stock may fluctuate significantly as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our common stock or those of other financial institutions;

•	failure to meet analysts’ revenue or earnings estimates;

•	speculation in the press or investment community generally or relating to our reputation or the financial services industry;

•	strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

•	actions by our current stockholders, including sales of common stock by existing stockholders and/or directors and executive officers;

•	fluctuations in the stock price and operating results of our competitors;

•	future sales of our equity or equity-related securities;

•	changes in the frequency or amount of dividends or share repurchases;

•	proposed or adopted regulatory changes or developments, including as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	anticipated or pending investigations, proceedings, or litigation that involve or affect us;

•	domestic and international economic factors unrelated to our performance; or

•	general market conditions and, in particular, developments related to market conditions for the financial services industry.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described in the section entitled “Underwriting,” we are not restricted from issuing additional authorized shares of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional shares of common stock or preferred stock or other securities convertible into, exchangeable for or that represent the right to receive common stock or the exercise of such securities could be substantially dilutive to holders of our common stock. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of our common stock could decline as a result of this offering, other capital raising strategies, sales of shares of our common stock or other securities made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

In connection with our participation in the CPP, in addition to the issuance of our Series B Preferred Stock, we issued a Warrant representing the right (subject to anti-dilution adjustment) to purchase up to 23.6 million shares of our common stock to the U.S. Treasury at an exercise price of $8.90 per share. The Warrant expires ten years from the issuance date, and Huntington has provided the U.S. Treasury with registration rights covering the Warrant and the underlying shares of common stock. Upon repurchase of the Series B Preferred Stock, we may seek to repurchase the Warrant at a price to be negotiated, though we may not decide or be able to do so and, if we do not repurchase the Warrant, the U.S. Treasury could either exercise the Warrant or sell it to third parties. The issuance of any additional shares of common stock as a result, for example, of the exercise of the Warrant or the issuance of securities convertible into or exchangeable for common stock or that represent the right to receive common stock, or the exercise of such securities, could be substantially dilutive to existing common stockholders. The market price of our common stock or securities convertible into or exchangeable for common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur.

If you purchase our common stock in this offering, you may incur immediate and substantial dilution in the book value of your shares.

If you purchase shares in this offering, the value of your shares based on our actual book value will immediately be less than the offering price you paid. As a result, investors purchasing stock in this offering may receive significantly less than the purchase price paid in this offering in the event of liquidation.

There can be no assurance as to if or when the Series B Preferred Stock will be repurchased.

Subject to consultation with our banking regulators, and following consummation of our common stock and debt offerings, we intend to repurchase all of the 1,398,071 outstanding shares of our Series B Preferred Stock as described in “Use of Proceeds.” However, there can be no assurance as to the success of our offerings or if or when the Series B Preferred Stock will be repurchased. Until such time as the Series B Preferred Stock is repurchased, we will remain subject to the terms and conditions of the CPP and related documents, which, among other things, restrict our ability to declare or pay dividends on or repurchase our common stock or other equity or capital securities and require us to obtain regulatory approval to pay dividends on our common stock in excess of certain amounts. See “— The common stock is equity and therefore is subordinate to our indebtedness and preferred stock, and our ability to declare dividends on our common stock may be limited.”

Further, our continued participation in the CPP subjects us to increased regulatory and legislative oversight, including with respect to executive compensation. These and any future oversight or legal requirements or implementing standards under the CPP may have unforeseen or unintended adverse effects on the financial services industry as a whole, and particularly on CPP participants such as ourselves.

We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

Holders of our common stock are entitled to receive only such dividends as our board of directors may authorize and we declare out of funds legally available for such payments. We are a separate and distinct legal entity from our bank and other subsidiaries. Our principal source of funds to make payments on securities is dividends from The Huntington National Bank. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval. The Huntington National Bank may not, without prior regulatory approval, pay a dividend in an amount greater than its undivided profits. As a result, for the year ended December 31, 2009 and for the nine months ended September 30, 2010, The Huntington National Bank did not pay any cash dividends to us and at December 31, 2009 or September 30, 2010, The Huntington National Bank could not have declared and paid any dividends to us without regulatory approval. We don’t believe that The Huntington National Bank will receive regulatory approval to pay dividends to us in the near future, and there can be no assurances that The Huntington National Bank will receive such approval at any time during the duration of the dividend restriction.

In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of The Huntington National Bank, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if The Huntington National Bank were to pay dividends. The Federal Reserve and the Office of the Comptroller of the Currency (“OCC”) have issued policy statements generally requiring insured banks and bank holding companies to pay dividends only out of current operating earnings.

Payment of dividends could also be subject to regulatory limitations if The Huntington National Bank became “under-capitalized” for purposes of the OCC’s “prompt corrective action” regulations. “Under-capitalized” is currently defined as having a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or a core capital, or leverage, ratio of less than 4.0%. Throughout 2009 and for the nine months ended September 30, 2010, The Huntington National Bank was in compliance with all regulatory capital requirements and considered to be “well-capitalized.”

In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Our rights and the rights of our creditors will be subject to that prior claim, unless we are also a direct creditor of that subsidiary.

As a result of our loan sale and securitization activity, we may be required to repurchase the loans and/or indemnify against losses related to material breaches of representations and warranties in our loan sales. We have a reserve for such losses, but if our reserve for losses is insufficient, we may incur additional repurchase losses in future periods, adversely affecting our operating results.

As described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Management and Capital — Operational Risk” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, we primarily conduct our loan sale and securitization activity with the Federal National Mortgage Association (FNMA or Fannie Mae) and the Federal Home Loan Mortgage Corporation (FHLMC or Freddie Mac). In connection with these and other securitization transactions, we make certain representations and warranties that the loans meet certain criteria, such as collateral type and underwriting standards. We may be required to repurchase the loans and/or indemnify these organizations against losses due to material breaches of these representations and warranties. We have a reserve for such losses, which is included in accrued expenses and other liabilities. At September 30, 2010, December 31, 2009, and September 30, 2009, this reserve was $18.0 million, $5.9 million, and $5.8 million, respectively. The reserve was estimated based on historical and expected repurchase activity, average loss rates, and current economic trends, including an increase in the amount of repurchase losses in recent quarters. If our reserve for losses is insufficient, including because our repurchase activity and average loss rates exceed our estimates, we may incur additional repurchase losses in future periods, adversely affecting our operating results.

The common stock is equity and therefore is subordinate to our indebtedness and preferred stock, and our ability to declare dividends on our common stock may be limited.

Shares of our common stock are equity interests in Huntington and do not constitute indebtedness. As such, shares of our common stock will rank junior to all indebtedness and other non-equity claims on Huntington with respect to assets available to satisfy claims on Huntington, including in a liquidation of Huntington. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of any holders of our preferred stock then outstanding. Under the terms of our 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”) and the Series B Preferred Stock (which are described in more detail in the section entitled “Description of Capital Stock”), our ability to declare or pay dividends on or repurchase our common stock or other equity or capital securities will be subject to restrictions in the event that we fail to declare and pay (or set aside for payment) full dividends on the Series A Preferred Stock or the Series B Preferred Stock. In addition, prior to November 14, 2011, unless we have repurchased all of the Series B Preferred Stock or the U.S. Treasury has transferred all of the Series B Preferred Stock to third parties, the consent of the U.S. Treasury will be required for us to, among other things, increase our quarterly common stock dividend above $0.1325 except in limited circumstances. Our board of directors is authorized to cause us to issue additional classes or series of preferred stock without any action on the part of our stockholders. If we issue preferred stock in the future that have a preference over our common stock with respect to the payment of dividends or upon liquidation, or if we issue preferred stock with voting rights that dilute the voting power of the common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected. We are not restricted from issuing additional indebtedness or preferred stock.

Anti-takeover provisions could negatively impact our stockholders.

Provisions of Maryland law and of our charter and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us.

CAPITALIZATION

The following table sets forth, on a consolidated basis, our capitalization as of September 30, 2010 on an actual basis and as adjusted to give effect to (1) this offering, (2) our future debt offering described under “Prospectus Supplement Summary — Future Debt Offering” and (3) our anticipated use of the proceeds from this offering and our anticipated future debt offering, along with available funds, to repurchase our Series B Preferred Stock. You should read the following table together with our consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2010
				As Adjusted for
		As Adjusted for		Common Stock and
		Common Stock	As Adjusted for	Debt Issuances and
($ in thousands)	Actual	Issuance	Debt Issuance	TARP Repurchase(1)
	(Unaudited, dollars in thousands)

Debt
Deposits	$41,072,371	$41,072,371	$41,072,371	$41,072,371
Short-term borrowings	1,859,134	1,859,134	1,859,134	1,859,134
Federal Home Loan Bank advances	23,643	23,643	23,643	23,643
Other long-term debt (includes $422,294 at September 30, 2010 measured at fair value)(2)	2,393,071	2,393,071	2,393,071	2,393,071
Subordinated notes	1,202,568	1,202,568	1,502,568	1,502,568
Accrued expenses and other liabilities	1,128,586	1,128,586	1,128,586	1,128,586
Total liabilities	$47,679,373	$47,679,373	$47,979,373	$47,979,373
Shareholders’ equity
Preferred Stock — authorized 6,617,808 shares
5.00% Series B Non-voting, Cumulative Preferred Stock, par value of $0.01 and liquidation value per share of $1,000	$1,337,749	$1,337,749	$1,337,749	$0
8.50% Series A Non-cumulative Perpetual Convertible Preferred Stock, par value of $0.01 and liquidation value per share of $1,000	362,507	362,507	362,507	362,507
Common Stock — par value $0.01 per share and authorized 1,500,000,000 shares at September 30, 2010	7,180	8,640	8,640	8,640
Capital surplus(3)	6,743,724	7,627,014	7,627,014	7,627,014
Less treasury shares, at cost	(8,969)	(8,969)	(8,969)	(8,969)
Accumulated other comprehensive loss	(28,396)	(28,396)	(28,396)	(28,396)
Retained (deficit) earnings	(2,846,392)	(2,846,392)	(2,846,392)	(2,906,392)
Total Shareholders’ Equity	$5,567,403	$6,452,153	$6,452,153	$5,054,404
Total Liabilities and Shareholders’ Equity	$53,246,776	$54,131,526	$54,431,526	$53,033,777
Capital Adequacy
Tangible common equity to total tangible assets	6.20%			7.86%
Tier 1 common risk-based capital ratio	7.39%			9.40%
Tier 1 risk-based capital ratio	12.82%			11.70%
Total risk-based capital ratio	15.08%			14.66%

(1)	Assumes issuance of 146,031,747 shares of common stock and $300 million of subordinated debt, and the repayment of $1.398 billion of Series B Preferred Stock.

(2)	Amounts represent certain assets and liabilities of a consolidated variable interest entity for which Huntington has elected the fair value option.

(3)	Assumes estimated expenses of this offering that are payable by us will be approximately $0.7 million (excluding underwriting discounts and commissions).

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $884.8 million, after deducting estimated expenses and underwriting discounts and commissions.

Subject to consultation with our banking regulators, we will notify the U.S. Treasury of our intent to repurchase all of the 1,398,071 outstanding shares of our Series B Preferred Stock. If permitted to do so, we expect to fund a portion of any such repurchase with the net proceeds from this offering and other available funds, including the net proceeds from our anticipated future debt offering. See “Prospectus Supplement Summary — Future Debt Offering.” The Series B Preferred Stock would be repurchased at its $1,000 per share liquidation preference, plus accrued and unpaid dividends. We currently anticipate based on discussions with our banking regulators that we will be permitted to repurchase the Series B Preferred Stock following consummation of this offering and the anticipated future debt offering. However, there can be no assurance that we will be authorized and approved to repurchase the Series B Preferred Stock.

While we intend to use the net proceeds from this offering, together with the net proceeds from our anticipated debt offering and other available funds, to repurchase the Series B Preferred Stock, the consummation of this offering is not conditioned upon the consummation of the debt offering or repurchase.

If we do not repurchase the Series B Preferred Stock, we will use the net proceeds from the sale of our common stock in this offering for general corporate purposes.

If we complete the repurchase of the Series B Preferred Stock, we may seek to repurchase the Warrant that we issued to the U.S. Treasury as a result of our participation in the CPP at a price to be negotiated with the U.S. Treasury. However, we may not decide or be able to do so and, if we do not repurchase the Warrant, the U.S. Treasury may exercise the Warrant or sell the Warrant to third parties. See “Risk Factors — There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.”

PRICE RANGE OF COMMON STOCK

Our common stock is listed and traded on the Nasdaq under the symbol “HBAN”. The following table sets forth, for the quarters shown, the range of high and low composite prices of our common stock on the Nasdaq and the cash dividends declared on our common stock. As of December 10, 2010, we had approximately 717,232,128 shares of common stock outstanding (excluding treasury shares, shares reserved for issuance upon exercise of outstanding options or warrants or conversion of convertible securities and shares available for issuance under employee benefit plans).

The last reported sales price of our common stock on the Nasdaq on December 13, 2010 was $6.66 per share.

			Dividends
	High	Low	Declared

2010
Fourth quarter (through December 13, 2010)	$6.86	$5.43	$0.01
Third quarter	6.45	5.04	0.01
Second quarter	7.40	5.26	0.01
First quarter	5.81	3.65	0.01
2009
Fourth quarter	4.77	3.50	0.01
Third quarter	4.97	3.26	0.01
Second quarter	6.18	1.55	0.01
First quarter	8.00	1.00	0.01
2008
Fourth quarter	11.65	5.26	0.1325
Third quarter	13.50	4.37	0.1325
Second quarter	11.75	4.94	0.1325
First quarter	14.87	9.64	0.265

DIVIDEND POLICY

The payment of future dividends is subject to the discretion of our board of directors, which will consider, among other factors, our operating results, overall financial condition, credit-risk considerations and capital requirements, as well as general business and market conditions and provisions of Maryland law. The Federal Reserve, in its expectation that a bank holding company act as a source of financial strength to its subsidiary banks, has reiterated the requirement to inform and consult with the Federal Reserve before paying dividends that could raise safety and soundness concerns. Moreover, the Federal Reserve expects that bank holding companies will consult with it before taking any actions that could result in a diminished capital base, including actions such as increasing dividends, implementing common stock repurchase programs, or redeeming or repurchasing capital instruments more broadly, and the Federal Reserve and the OCC have issued policy statements generally requiring insured banks and bank holding companies to pay dividends only out of current operating earnings. In addition, unless we repurchase the Series B Preferred Stock or the U.S. Treasury transfers all of its Series B Preferred Stock to third parties, as a result of our participation in the CPP we are required to obtain the consent of the U.S. Treasury in order to increase our quarterly common stock dividend above $0.1325 prior to November 14, 2011.

As previously discussed in the section entitled “Risk Factors,” dividends from The Huntington National Bank are the primary source of funds for payment of dividends to our stockholders and there are statutory limits on the amount of dividends that The Huntington National Bank can pay to us without regulatory approval. See “Risk Factors — We are a holding company and depend on our subsidiaries for dividends, distributions and other payments” and “Risk Factors — The common stock is equity and therefore is subordinate to our indebtedness and preferred stock, and our ability to declare dividends on our common stock may be limited.”

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue a total of 1,506,617,808 shares of all classes of capital stock, of which:

•	6,617,808 shares are designated as serial preferred stock, par value $0.01 per share:

•	575,000 shares are designated as 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock, of which 362,507 shares are issued and outstanding as of the date of this prospectus supplement, with a $1,000 liquidation preference per share.

•	1,398,071 shares are designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of which 1,398,071 shares are issued and are outstanding as of the date of this prospectus supplement, with a $1,000 liquidation preference per share.

•	1,500,000,000 shares are designated as common stock, par value $0.01 per share, of which 717,232,128 shares were outstanding as of December 10, 2010 (excluding treasury shares, shares reserved for issuance upon exercise of options or warrants or conversion of convertible securities and shares available for issuance under employee benefit plans).

The following description of the terms of our stock is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws.

Preferred Stock

Shares of our serial preferred stock may be issued from time to time in one or more series. Our board of directors is authorized, within the limitations and restrictions stated in article fifth of our charter, to establish the serial designations of the preferred stock and any such series of preferred stock (a) may have such voting powers full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, Huntington; (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of our stock, at such price or prices or at such rates of exchange, and with such adjustments; and (f) shall have such other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption or other rights, all as are authorized by our board of directors and stated and expressed in the articles supplementary or other charter document providing for the issuance of such serial preferred stock.

Series A Preferred Stock.  In the second quarter of 2008, we completed the public offering of 569,000 shares of Series A Preferred Stock having a liquidation preference of $1,000 per share, for a total price of $569,000,000 before underwriting discounts and commissions and other expenses. Each share of the Series A Preferred Stock is generally non-voting and may be convertible at any time, at the option of the holder, into 83.6680 shares of our common stock, which represents an approximate initial conversion price of $11.95 per share of common stock. The conversion rate and conversion price will be subject to adjustments in certain circumstances. On or after April 15, 2013, at our option, the Series A Preferred Stock will be subject to mandatory conversion into our common stock at the prevailing conversion rate, if the closing price of our common stock exceeds 130% of the then applicable conversion price for 20 trading days during any 30 consecutive trading day period. The Series A Preferred Stock is not redeemable.

Series B Preferred Stock.  On November 14, 2008, pursuant to the CPP, we issued to the U.S. Treasury 1,398,071 shares of Series B Preferred Stock, having a liquidation amount per share equal to $1,000, for a total price of $1,398,071,000. The Series B Preferred Stock ranks pari passu with the Series A Preferred Stock and the holders of the Series B Preferred Stock have preferential dividend and liquidation rights over holders of our common stock. The Series B Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. The Series B Preferred Stock is generally non-voting. Prior to November 14, 2011, unless we have repurchased or redeemed all of the Series B Preferred Stock or the U.S. Treasury has transferred all of the Series B Preferred Stock to third parties, the consent of the U.S. Treasury will be required for us to, among other things, repurchase or redeem common stock or our other preferred stock except in limited circumstances. We may not repurchase or redeem the Series B Preferred Stock without necessary bank regulatory approval.

Common Stock

Holders of our common stock are entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock, including our serial preferred stock.

Except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of our common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any of our securities and generally have no appraisal rights except in certain limited transactions. All shares of common stock will have dividend, liquidation and other rights. Under Maryland law, our stockholders generally are not liable for our debts or obligations.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter does not provide for a lesser percentage in these situations.

The transfer agent and registrar for our common stock is Computershare Investor Services, Inc.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a general discussion of certain U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders who acquire such shares in this offering and hold such shares as a capital asset (generally, property held for investment). For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and other applicable authorities, all of which are subject to change (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. federal estate and gift, state, local, or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular non-U.S. holders in light of their individual circumstances or to holders subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” non-U.S. holders that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, and certain U.S. expatriates).

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our common stock should consult their tax advisor as to the particular U.S. federal income tax consequences applicable to them.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

In general, any distributions we make to a non-U.S. holder with respect to its shares of our common stock that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and the non-U.S. holder provides proper certification of its eligibility for such reduced rate. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such stock.

Dividends we pay to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States (and, if an income tax treaty applies, are attributable to a U.S. permanent establishment) will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. Dividends received by a foreign corporation that are effectively connected with its conduct of trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale or Other Disposition of Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of our common stock unless:

•	the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder);

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period of our common stock.

Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by United States source capital losses.

We do not believe we are or have been, and do not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

Under recently enacted legislation, a 30% withholding tax would be imposed on certain payments that are made after December 31, 2012 to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. Such payments would include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends.

Backup Withholding, Information Reporting and Other Reporting Requirements

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

A non-U.S. holder will generally be subject to backup withholding for dividends on our common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the Internal Revenue Service and also backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Information reporting will also apply if a non-U.S. holder sells its shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. person and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Backup withholding is not an additional income tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

UNDERWRITING

We have entered into an underwriting agreement with Goldman, Sachs & Co., as representative of the underwriters named below, with respect to the shares of common stock being offered pursuant to this prospectus supplement. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

Number of
Underwriters	Shares

Goldman, Sachs & Co.	109,523,811
Sandler O’Neill + Partners, L.P.	36,507,936

Total	146,031,747

The underwriters are committed to take and pay for all of the shares of common stock being offered, if any are taken.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us.

Per Share	$0.23625

Total	$34,500,000

Shares sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.14175 per share from the public offering price. If all the shares are not sold at the public offering price, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed with Goldman, Sachs & Co., as representative of the underwriters, subject to certain exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any employee benefit plans.

All of our directors and executive officers have agreed that, subject to certain exceptions, through and including the date 90 days after the date hereof, they will not directly or indirectly offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock, whether now owned or hereinafter acquired, owned directly by the applicable director or executive officer (including holding as a custodian) or with respect to which such person has beneficial ownership within the rules and regulations of the SEC (collectively, the “covered shares”). The foregoing restriction is expressly agreed to preclude them from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the covered shares even if such shares would be disposed of by someone other than them. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the covered shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Naked” short sales are any sales in excess of the number of shares the underwriters are required to purchase in the offering. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of Huntington’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq, in the over-the-counter market or otherwise.

Conflicts of interest

Our affiliate, The Huntington Investment Company, is a member of FINRA and is participating in the distribution of the shares. The distribution arrangements for this offering comply with the requirements of NASD Conduct Rule 2720, as administered by FINRA, regarding a FINRA member’s firm participation in the distribution of securities of an affiliate. In accordance with Rule 2720, no FINRA member firm that has a conflict of interest under Rule 2720 may make sales in this offering to any discretionary account without the prior approval of the customer. Our affiliates, including The Huntington Investment Company, may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the shares in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriters have represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) they have not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that they may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each of the underwriters has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (“FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to Huntington and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Securities and Exchange Law) and the underwriters have agreed that they will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

We estimate that our total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $0.7 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock we are offering will be passed upon for us by Venable LLP, Baltimore, Maryland. Additionally, certain legal matters relating to the offering will be passed upon for us by Wachtell, Lipton, Rosen & Katz. Certain legal matters will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of Huntingdon Bancshares Incorporated’s internal control over financial reporting for the year ended December 31, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated by reference herein and elsewhere in the Registration Statement (which reports (1) express an unqualified opinion on the consolidated financial statements and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Huntington Bancshares Incorporated

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Junior Subordinated Debt Securities
Warrants
Guarantees
Stock Purchase Contracts for Preferred Stock

Huntington Capital III

Trust Preferred Securities

Huntington Capital IV
Huntington Capital V
Huntington Capital VI

Trust Preferred Securities
Normal Securities
Stripped Securities
Capital Securities

Huntington Center
41 South High Street
Columbus, Ohio 43287
(614) 480-8300

This prospectus is dated January 13, 2009. The securities listed above may be offered and sold, from time to time, by Huntington Bancshares Incorporated (which may be referred to as “we” or “us”), or by Huntington Capital III, Huntington Capital IV, Huntington Capital V, and Huntington Capital VI (the “Trusts,” and, collectively with us, the “Issuers”) and/or one or more selling securityholders to be identified in the future in amounts, at prices, and on other terms to be determined at the time of the offering. The applicable Issuer will describe the specific terms and manner of offering of these securities in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. Each of the Trusts is a statutory trust formed under the laws of the State of Delaware.

Our common stock is listed and traded on the Nasdaq Global Select Market under the symbol “HBAN.” Our 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock is listed and traded on the NASDAQ under the symbol “HBANP.”

These securities are unsecured obligations of the applicable Issuer and are not savings accounts, deposits, or other obligations of any of our bank or nonbank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we and the Trusts filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration or continuous offering process. Under this shelf process, we and/or the Trusts or one or more selling securityholders to be identified in the future may from time to time sell any combination of the securities described in this prospectus in one or more offerings.

The following securities may be offered from time to time:

•	common stock;

•	preferred stock;

•	depositary shares;

•	debt securities;

•	junior subordinated debt securities;

•	warrants;

•	guarantees; or

•	stock purchase contracts for preferred stock.

Each of the Trusts may sell trust preferred securities — and Huntington Capital IV, Huntington Capital V and Huntington Capital VI may sell normal securities, stripped securities and capital securities — representing undivided beneficial interests in all or certain assets of the Trusts, which may be guaranteed by us. In addition, any combination of the securities described in this paragraph may be sold in one or more offerings from time to time by one or more selling securityholders to be identified in the future.

Each time we or the Trusts sell securities, the applicable Issuer will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update, or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information the Issuers incorporate by reference or present in this prospectus or the relevant prospectus supplement. The Issuers have not authorized anyone else, including any underwriter or agent, to provide you with different or additional information. The Issuers may only use this prospectus to sell securities if it is accompanied by a prospectus supplement which includes the specific terms of that offering. The Issuers are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

The Issuers may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by the Issuers directly or through dealers or agents designated from time to time. If any of the Issuers, directly or through agents, solicit offers to purchase the securities, the applicable Issuer reserves the sole right to accept and, together with its agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers, or agents, if any, together with the terms of offering, the compensation of those underwriters, dealers, or agents, and the net proceeds to us. Any underwriters, dealers, or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933.

One or more of our subsidiaries, including The Huntington Investment Company, may buy and sell any of the securities after the securities are issued as part of their business as a broker-dealer. Those subsidiaries may use this prospectus and the related prospectus supplement in those transactions. Any sale by a subsidiary will be made at the prevailing market price at the time of sale.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and on the investor relations page of our website at http://www.huntington.com. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on our website is part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the Trusts and the securities offered by us and the Trusts. Statements in this prospectus concerning any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file in the future with the SEC will automatically modify, supersede or update this prospectus. In other words, in the case of a conflict or inconsistency between information in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement related to this prospectus until the termination of the offering of these securities:

•	Annual Report on Form 10-K for the year ended December 31, 2007 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement filed on March 10, 2008);

•	Quarterly Reports on Form 10-Q for the periods ending September 30, 2008, June 30, 2008, and March 31, 2008;

•	Current Reports on Form 8-K filed on November 18, 2008; November 14, 2008; November 10, 2008; October 27, 2008; October 16, 2008; August 18, 2008; August 1, 2008; July 22, 2008; July 17, 2008; June 20, 2008; May 8, 2008; May 6, 2008 (two Current Reports); April 22, 2008 (two Current Reports); April 16, 2008; March 17, 2008, March 7, 2008, March 6, 2008, March 4, 2008 (which amends the Current Report on Form 8-K dated July 1, 2007), February 28, 2008, January 22, 2008, January 17, 2008, January 10, 2008, and January 3, 2008;

•	The description of our common stock, which is registered under Section 12 of the Securities Exchange Act, in our Form 8-A filed with the SEC on April 28, 1967, including any subsequently filed amendments and reports updating such description; and

•	The description of our 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock, which is registered under Section 12 of the Securities Exchange Act, in our Form 8-A filed with the SEC on May 19, 2008, including any subsequently filed amendments and reports updating such description.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

Upon written or oral request, we will provide — at no cost to the requester — a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may make a request by writing to the following address or calling the following telephone number:

Jay Gould Sr.
Investor Relations
Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio 43287
Phone: (614) 480-4060

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contains or incorporates by reference forward-looking statements about the Issuers that are intended to be subject to the safe harbors created under U.S. federal securities laws. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements; however, these words are not the exclusive means of identifying such statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.

By their nature, forward-looking statements are subject to numerous assumptions, risks, and uncertainties. A number of factors could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, those which may be set forth in the accompanying prospectus supplement and those under the heading “Risk Factors” included in our Annual Reports on Form 10-K, and other factors described in our periodic reports filed from time to time with the Securities and Exchange Commission. Actual results, performance or achievement could differ materially from those contained in these forward-looking statements for a variety of reasons, including, without limitation, those discussed under “Risk Factors” in the applicable prospectus supplement and in other information contained in our publicly available filings with the SEC. Other unknown or unpredictable factors also could have a material adverse effect on us and/or the Trusts’ business, financial condition and results of operations.

We and the Trusts encourage you to understand forward-looking statements to be strategic objectives rather than absolute forecasts of future performance. Forward-looking statements speak only as of the date they are made, and are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Neither we nor the Trusts are under any obligation or intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise, even if future events or experiences make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Please carefully review and consider the various disclosures made in the applicable prospectus supplement and in our other reports filed with the SEC that attempt to advise interested parties of the risks and factors that may affect our and/or the Trusts’ business, results of operations, financial condition or prospects.

HUNTINGTON BANCSHARES INCORPORATED

We are a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through our subsidiaries, including our bank subsidiary, The Huntington National Bank, organized in 1866, we provide full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, brokerage services, customized insurance service programs, and other financial products and services. Our banking offices are located in Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. Selected financial service activities are also conducted in other states including: Auto Finance and Dealer Services offices in Arizona, Florida, New Jersey, Tennessee, and Texas; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Huntington Insurance offers retail and commercial insurance agency services in Ohio, Pennsylvania, Michigan, Indiana, and West Virginia. International banking services are available through the headquarters office in Columbus and limited purpose offices located in the Cayman Islands and Hong Kong.

As a registered financial holding company, we are subject to the supervision of the Federal Reserve. We are required to file with the Federal Reserve reports and other information regarding our business operations and the business operations of our subsidiaries.

We are a separate and distinct legal entity from our bank and other subsidiaries. Our principal source of funds to make payments on securities is dividends from The Huntington National Bank. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval. At September 30, 2008, The Huntington National Bank could not have declared and paid any additional dividends to us without regulatory approval. In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. The notes to our consolidated financial statements contained in our annual and quarterly filings with the SEC, which are incorporated by reference into this prospectus, describe the legal and contractual restrictions on the ability of our subsidiaries to make payment to us of dividends, loans, or advances.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the securities by an Issuer will be added to our general funds and will be available for general corporate purposes, including, among other things:

•	the repayment of existing indebtedness,

•	the repurchase of our common stock,

•	investments in, or extensions of credit to, our existing or future subsidiaries, and

•	the financing of possible acquisitions.

Pending such use, we may temporarily invest the net proceeds in short-term securities or reduce our short-term indebtedness, or we may hold the net proceeds in deposit accounts in our subsidiary bank.

Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the last five fiscal years, and for the latest interim period for which financial statements are presented in this document, are indicated below.

	Nine Months Ended		Twelve Months Ended
	September 30,		December 31,
	2008		2007		2006		2005		2004		2003

Ratio of Earnings to Fixed Charges
Excluding interest on deposits	2.59	x	1.05	x	2.49	x	3.23	x	3.88	x	3.91	x
Including interest on deposits	1.43	x	1.02	x	1.48	x	1.79	x	2.23	x	2.12	x
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
Excluding interest on deposits	2.47	x	1.05	x	2.49	x	3.23	x	3.88	x	3.91	x
Including interest on deposits	1.42	x	1.02	x	1.48	x	1.79	x	2.23	x	2.12	x

CERTAIN ERISA CONSIDERATIONS

Unless otherwise indicated in the applicable prospectus supplement, the offered securities may, subject to certain legal restrictions, be held by (i) pension, profit sharing, and other employee benefit plans which are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, accounts, and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or provisions under federal, state, local, non-U.S., or other laws or regulations that are similar to any of the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plans, accounts, or arrangements. Section 406 of ERISA and Section 4975 of the Code prohibit plans from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such pension, profit sharing, or other employee benefit plans that are subject to Section 406 of ERISA or Section 4975 of the Code. A violation of these prohibited transaction rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory, class, or administrative exemption. A fiduciary of any such plan, account, or arrangement must determine that the purchase and holding of an interest in the offered securities is consistent with its fiduciary duties and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation under any applicable Similar Laws.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for the Issuers by Wachtell, Lipton, Rosen & Katz and Venable LLP. Richards, Layton & Finger, P.A., special Delaware counsel to the Trusts, will pass upon certain legal matters for the Trusts. Unless otherwise provided in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters or agents by their own counsel.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2007 and the effectiveness of Huntington Bancshares Incorporated’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, SFAS No. 156, Accounting for Servicing of Financial Assets, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, in 2006, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

146,031,747 Shares

Huntington Bancshares Incorporated

Common Stock

Goldman, Sachs & Co.

Sandler O’Neill + Partners, L.P.